EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

The Allstate Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Depositary Shares each representing a 1/1,000th Interest in a Share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series J	457(r)	24,000,000	$25.00	$600,000,000	.0001102	$66,120.00
	Equity	Fixed Rate Noncumulative Perpetual Preferred Stock, Series J	457(r)	(1)	(1)	(1)	.0001102	(1)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$600,000,000		$66,120.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$66,120.00

(1)	No separate consideration will be payable in respect of the shares of Fixed Rate Noncumulative Perpetual Preferred Stock, Series J, which are issued in connection with this offering.